Exhibit 99.1
PEABODY ENERGY
News Release
CONTACT
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
July 5, 2006
PEABODY ENERGY SIGNS AGREEMENT TO ACQUIRE
MAJOR AUSTRALIAN COAL PRODUCER EXCEL COAL
•	Peabody presence in world’s largest coal exporting nation to triple in coming years
•	Diverse metallurgical and thermal products serve fastest-growing markets
•	Significant growth platform from major expansion projects
•	Accretive to earnings and cash flows in 2007
•	500 million tons of metallurgical and thermal reserves to fuel long-term growth
•	Substantial operational, marketing and transportation synergies
ST. LOUIS, July 5 – Peabody Energy (NYSE: BTU) announced today that it has signed a merger implementation agreement to acquire Excel Coal Limited (ASX: EXL). Under the terms of the agreement, Peabody will pay A$8.50 per share (US$6.21) in cash for all outstanding shares, representing a total acquisition price of approximately US$1.34 billion plus assumed debt of approximately US$190 million.
     The acquisition is expected to be accretive to earnings per share and cash flows in 2007, and significantly accretive beyond as new capacity comes online. The transaction represents a 10.2 percent premium over Excel’s one-month weighted average share price.
     Peabody Energy is the world’s largest private-sector coal company, and Excel Coal is one of the largest independent coal companies in Australia.
     “This transaction increases Peabody’s position in the world’s largest coal-exporting nation, and marks another step in our strategy to expand into high-growth global markets,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “The combined entity creates one of the largest coal companies in Australia with some of the highest-quality products, mines and reserves. Excel is clearly the premier independent coal company in Australia, and we have very high regard for both the people and the assets.”
     Nearly one-third of the world’s coal exports come from Australia, and the U.S. Energy Information Administration projects that Australian coal exports are expected to increase 55 percent by 2030. Australian metallurgical and thermal coal serves the fast-growing Asian markets that will account for the majority of growth in the global coal industry in coming decades.
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PEABODY ENERGY TO ACQUIRE EXCEL COAL – PAGE TWO
     The combination of Peabody’s Australian operations and Excel’s assets creates a major new player in the Australian coal sector, with substantial market diversity, a broad portfolio of metallurgical and thermal coal products, both domestic and seaborne customers, and the capacity to utilize multiple railroads and ports.
     Peabody currently produces 9 million tons of mostly metallurgical coal per year in Queensland. The purchase provides Peabody with extensive growth opportunities from its core operations, along with major metallurgical and thermal coal mines in the latter stages of development by Excel Coal. Excel produced approximately 5.6 million tons of coal in calendar year 2005. Excel operations are expected to produce up to 15 million tons in calendar year 2007, and up to 20 million tons per year in 2008, from coal mines in New South Wales and Queensland. The transaction also provides substantial synergies in the areas of sales and trading, and reserve holdings in Queensland near existing Peabody operations. Excel has more than 500 million tons of metallurgical and thermal coal reserves.
     The acquisition would greatly expand Peabody’s existing Queensland base. In the past five years, Peabody purchased the Wilkie Creek thermal coal mine, acquired the Burton and North Goonyella metallurgical coal mines, developed the Eaglefield metallurgical mine, and developed the Baralaba thermal and PCI mine. It also marks a return to New South Wales, where the company has significant experience and success.
     The transaction by way of “Scheme of Arrangement” is subject to various approvals including regulatory, court, Excel shareholders, and other conditions. Excel’s directors have agreed not to solicit alternative proposals or competing transactions and not to respond to unsolicited approaches except as required by their fiduciary duties. In addition, Peabody is entitled to a reimbursement fee of A$18 million under certain situations outlined in the merger implementation agreement. Closing is targeted for early in the fourth quarter 2006.
     Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. and 3 percent of worldwide electricity.
[One ton equals 0.9 metric tons, or tonnes.]
Peabody Energy will hold a conference call with investors at 10:00 a.m. CDT on Thursday, July 6. Participants should call (888) 428-4480 in the United States or (651) 291-0900 internationally. Slides and a replay of the call will be available on PeabodyEnergy.com.
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PEABODY ENERGY TO ACQUIRE EXCEL COAL – PAGE THREE
EXCEL COAL MINES AND PROJECTS
Excel’s major assets include:

Wambo Open-Cut Mine: This Hunter Valley operation produces a premium thermal coal and serves export customers from the Port of Newcastle. Wambo produced 3.3 million tons in CY2005, and production is expected to grow to more than 5 million tons per year by 2008.

North Wambo Underground Mine: This thermal and semi-soft coking coal operation is under development and expected to begin shipments in early 2007. The mine is planned to produce 3 million tons per year of export coal and ship to customers through the Port of Newcastle.

Metropolitan Mine: This longwall operation produced 1.7 million tons of hard and semi-hard coking coal in 2005. Metropolitan serves domestic and export steel producers, shipping from Port Kembla.

Wilpinjong Mine: This new open-cut mine is expected to produce more than 5 million tons in 2007, and is scheduled to ramp up to more than 7 million tons per year within two years. The thermal coal will be shipped to export customers through the Port of Newcastle in addition to serving a domestic electricity generator.

Millennium Mine: This open-cut mine is in the Bowen Basin near Peabody’s existing metallurgical coal mines. Millennium is expected to begin shipments of its hard-coking coal later this year, with 2007 production of 2 million tons and reaching up to 3 million tons per year by 2009. Millennium offers rail and port synergies with Peabody’s existing operations.

Conarco Farm-In Agreement: Through a farm-in agreement with the Conarco Group, Excel may earn up to a 75 percent interest by the staged spending of A$6 million over the next several years in each of two areas that cover a combined 670,000 hectares in Queensland near existing coal mines and infrastructure.

Reserves: Excel Coal controls more than 500 million tons of proven and probable metallurgical and thermal coal reserves, and substantial additional coal resources, in Queensland and New South Wales Australia.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of July 5, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future worldwide economic conditions; economic strength and political stability of countries in which we have operations or serve customers; weather; transportation performance and costs, including demurrage; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; legislation and regulations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of changes in currency exchange rates; risks associated with customers, including credit risk; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; success in integrating new acquisitions; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
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